                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                               CLECO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                PROXY STATEMENT
                                      AND

                                   NOTICE OF

                                 ANNUAL MEETING

                                OF SHAREHOLDERS

                                 TO BE HELD ON

                                 APRIL 26, 2002

                                  [CLECO LOGO]

                                 MARCH 19, 2002

                               CLECO CORPORATION
                            2030 DONAHUE FERRY ROAD
                        PINEVILLE, LOUISIANA 71360-5226
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------

TIME................... 9:00 a.m., Central time, on Friday, April 26, 2002

PLACE.................. Louisiana Convention Centre
                        2225 N. MacArthur Drive
                        Alexandria, Louisiana

ITEMS OF BUSINESS...... (1) To elect four directors who will each serve a three-year term expiring
                            in 2005.

                        (2) To ratify the appointment of PricewaterhouseCoopers
                            LLP as independent auditors for the year ending December 31, 2002.

                        (3) To transact any other business that may properly
                            come before the annual meeting or any adjournments or postponements thereof.

RECORD DATE............ You can vote if you are a shareholder of record as of the close of business on February 25, 2002.

ANNUAL REPORT.......... Our 2001 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

PROXY VOTING........... It is important that your shares be represented and voted at the annual meeting. Please mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope. Any proxy may be revoked at any time prior to its exercise at the annual meeting.

                                             /s/Michael P. Prudhomme
                                             Michael P. Prudhomme
                                             Secretary

March 19, 2002

                                PROXY STATEMENT

                               CLECO CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 26, 2002

     Cleco Corporation is furnishing you this proxy statement because you are a holder of Cleco common stock or preferred stock. The Cleco board of directors is soliciting proxies for use at the Cleco annual meeting of shareholders and at any adjournments or postponements of the annual meeting. The annual meeting will be held at 9:00 a.m., Central time, on April 26, 2002, at the Louisiana Convention Centre, 2225 N. MacArthur Drive, Alexandria, Louisiana (please see map included as Appendix A). The voting stock of Cleco consists of shares of common stock and preferred stock, with each share of common stock and preferred stock entitling its owner to one vote. The holders of common stock and preferred stock vote together as a single class, except in the election of directors, where holders of common stock can cumulate their votes. At the annual meeting, holders of record of Cleco voting stock at the close of business on February 25, 2002 will be entitled to vote upon proposals relating to:

     - the election of four directors who will each serve until the annual meeting in 2005;

     - the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2002; and

     - any other business that may properly come before the meeting.

                            ------------------------

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE FOUR NOMINEES FOR DIRECTOR AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.

                            ------------------------

     This proxy statement and the accompanying proxy card are first being mailed on or about March 19, 2002 to record shareholders of Cleco as of February 25, 2002.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    3
     General................................................    3
     Proxy Solicitation.....................................    3
     Record Date and Voting Rights..........................    3
     Execution and Revocation of Your Proxy.................    4
PROPOSAL NUMBER 1--ELECTION OF FOUR CLASS II DIRECTORS......    5
     Class II Directors (nominees to be elected at the 2002
      annual meeting; terms of office expire in 2005).......    5
     Class III Directors (terms of office expire in 2003)...    6
     Class I Directors (terms of office expire in 2004).....    6
     Organization of the Board of Directors.................    6
     Compensation of the Board of Directors.................    7
     Interests of the Board of Directors....................    8
SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT..............    9
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.............   10
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....   11
EXECUTIVE COMPENSATION......................................   12
     General................................................   12
     Summary Compensation Table.............................   12
     Stock Option Plans.....................................   13
     Long-Term Incentive Plan...............................   15
     Retirement Plans.......................................   16
     Employment Agreements and Change in Control............   17
     Compensation Committee Report on Executive
      Compensation..........................................   19
     Compensation Committee Interlocks and Insider
      Participation.........................................   22
     Report of the Audit Committee..........................   22
     Performance Graph......................................   24
PROPOSAL NUMBER 2--RATIFICATION OF APPOINTMENT OF
  INDEPENDENT AUDITORS......................................   26
ANNUAL REPORT...............................................   27
PROPOSALS BY SHAREHOLDERS...................................   27
OTHER MATTERS...............................................   28
APPENDIX A--MAP OF LOCATION OF ANNUAL MEETING SITE..........  A-1
APPENDIX B--CORPORATE GOVERNANCE GUIDELINES OF THE BOARD OF
  DIRECTORS OF CLECO CORPORATION............................  B-1

                                  INTRODUCTION

GENERAL

     This is the proxy statement of Cleco Corporation. Unless the context clearly indicates otherwise or unless otherwise noted, all references in this proxy statement to Cleco Corporation or Cleco include Cleco Corporation and its predecessors.

PROXY SOLICITATION

     The enclosed proxy is solicited on behalf of the Cleco board of directors to be voted at the annual meeting. The management of Cleco will solicit proxies by mail, telephone, facsimile, the Internet or overnight delivery. Proxies also may be solicited in advertisements and in person by Cleco officers and employees. Cleco has hired Morrow & Company, Inc. to assist in the solicitation of proxies. Morrow's fee is approximately $7,500 plus expenses. Other than Morrow, no specially engaged solicitors will be retained to solicit proxies. Cleco is responsible for the payment of all expenses of the solicitation, including the cost of preparing and mailing this proxy statement and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of Cleco voting stock.

     All duly executed proxies will be voted in accordance with their instructions. If no instructions are in an executed proxy, the shares represented by such proxy will be voted at the annual meeting or any adjournments or postponements thereof "FOR" each of the proposals and, in the discretion of the persons named in the proxy, on any other business that may properly come before the annual meeting. Management is not aware of any other matters that are likely to be brought before the annual meeting.

     Cleco's principal executive offices are located at 2030 Donahue Ferry Road, Pineville, Louisiana 71360-5226, and Cleco's telephone number is (318) 484-7400.

RECORD DATE AND VOTING RIGHTS

     Holders of record of outstanding voting stock as of the close of business on February 25, 2002 are entitled to receive notice of and to vote at the annual meeting. As of February 25, 2002, there were 44,960,381 shares of Cleco common stock outstanding and 274,679 shares of Cleco preferred stock outstanding. As of February 25, 2002, all officers and directors of Cleco, as a group, beneficially owned 4.0% of the outstanding shares of Cleco common stock and 37.9% of the outstanding shares of Cleco preferred stock.

     This proxy provides you with the opportunity to specify your approval or disapproval of, or abstention with respect to, the following proposals:

     - Proposal 1--the election of four directors to serve until the 2005 annual meeting of shareholders; and

     - Proposal 2--the ratification of the appointment of independent auditors for 2002.

     Generally, under Louisiana law and Cleco's Amended and Restated Articles of Incorporation and Bylaws, an abstention by a shareholder who is either present in person at the annual meeting or represented by proxy is not a vote "cast" and is counted neither "for" nor "against" the matter subject to the abstention. Broker non-votes on matters are treated as shares as to which voting power has been withheld by the beneficial holders of those shares and, therefore, as shares not entitled to vote. Under Louisiana law and the Cleco Bylaws, a quorum is based upon the number of outstanding shares of voting stock, including shares relating to abstentions.

     Election of directors is by plurality of the voting stock, with each holder of Cleco common stock being able to cast as many votes as equal the number of such holder's shares of common stock multiplied by the number of directors to be elected. Each holder of Cleco common stock may cumulate all or any part of these votes for one or more of the nominees. The ratification of the appointment of the independent auditors will be determined by a majority of the voting stock cast, in person or by proxy, at the annual meeting.

     The proxy enclosed for record holders of voting stock is for the number of shares registered in your name with Cleco, together with any additional full shares held in your name in the Dividend Reinvestment Plan, or DRIP.

     If you are an employee of Cleco and participate in the Cleco Savings and Investment Plan, you may vote the number of shares of Cleco common stock equivalent to your interest in the Cleco common stock fund as of the close of business on February 25, 2002, the record date for the annual meeting. You also may vote the number of shares of Cleco preferred stock allocated to your account under the plan as of the record date for the annual meeting. Additionally, if you are an employee of Cleco and participate in the Cleco Employee Stock Purchase Plan, you may vote the number of shares of Cleco common stock purchased with your payroll deductions as of the record date. In either case, complete and return the proxy card being mailed with this proxy statement. The trustee under the Savings and Investment Plan and/or the custodian under the Employee Stock Purchase Plan will vote the shares allocated to your account(s) according to your instructions. If you do not send instructions within the time required, the share equivalents credited to your account(s) will not be voted.

     Please call Cleco's office of Shareholder Assistance at 1-800-253-2652 with any questions relating to the proposals to be considered at the annual meeting.

EXECUTION AND REVOCATION OF YOUR PROXY

     Shares represented by proxies properly signed and returned will be voted at the annual meeting in accordance with the shareholder's specifications. If a proxy is signed but no voting specification is made, then the shares represented by the proxy will be voted "FOR" the election of the four nominees for director and "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors for 2002, and in accordance with the recommendations of the Cleco board of directors on any other proposals that may properly come before the annual meeting.

     A shareholder who gives a proxy may revoke it at any time before the proxy is voted at the annual meeting. To revoke a proxy, a written instrument signed in the same manner as the proxy must be delivered to the Secretary of Cleco at or before the annual meeting. Also, a shareholder who attends the annual meeting in person may vote by ballot at the meeting, thereby canceling his or her proxy.

             PROPOSAL NUMBER 1--ELECTION OF FOUR CLASS II DIRECTORS

     Cleco's Bylaws provide for the division of Cleco's board of directors into three classes, Class I, Class II and Class III, with each class consisting, as nearly as possible, of one-third of the number of directors constituting the whole board. Cleco's board of directors currently has a total of eleven directors: three are in Class I, four are in Class II and four are in Class III (including Mr. A. DeLoach Martin, Jr., who will retire at the 2002 annual meeting, as discussed below). The term of each directorship is three years. The terms of the three classes are staggered in a manner so that only one class is elected by the shareholders annually. The four Class II director positions are proposed for election this year to serve as members of Cleco's board of directors until the annual meeting of shareholders in 2005, or until their successors are elected and qualified.

     The persons named in the accompanying proxy may act with discretionary authority to cumulate the votes attributable to shares of Cleco common stock represented by the proxy and to vote for other nominees upon the unavailability of a named nominee, although management is not aware of any circumstance likely to render any of the named nominees unavailable for election. Unless a shareholder specifies otherwise, the persons named in the accompanying proxy intend to vote in favor of the nominees listed below. The four persons that receive the most votes cast will be elected as directors.

     All of the nominees listed below currently serve as directors of Cleco. Directors who are members of Classes III and I, who are continuing as directors at this time and whose terms of office expire in 2003 and 2004, respectively, are named below following the information concerning the four nominees for election as Class II directors. Mr. A. DeLoach Martin, Jr., who has served as a director since 1978, will retire from the board of directors effective at the annual meeting of shareholders, since he has reached the retirement age for outside directors specified in Cleco's Bylaws.

     Cleco's board of directors has unanimously approved the nomination of the four nominees for Class II director and recommends that you vote "FOR" the election of the four nominees for Class II director.

     Below is information concerning the four nominees for election as Class II directors at the annual meeting as well as the continuing Class III and Class I directors, including the business experience of each during the past five years.

CLASS II DIRECTORS (NOMINEES TO BE ELECTED AT THE 2002 ANNUAL MEETING; TERMS OF OFFICE EXPIRE IN 2005)

     - William L. Marks is a director of and has been chairman and chief executive officer of Whitney Holding Corporation and Whitney National Bank for more than five years. Mr. Marks, who is 59 years old, has been a director of Cleco since June 2001 and is a member of the Compensation Committee. He is also a director of Adtran, Inc.

     - Ray B. Nesbitt, who is retired, was employed by Exxon Chemical Company as president for more than five years before retiring in 1998. Mr. Nesbitt, who is 68 years old, has been a director of Cleco since June 2001 and is a member of the Audit Committee. He is also a director of Hibernia Corporation, Hibernia National Bank and Vermilion Corporation.

     - Robert T. Ratcliff has been chairman, president and chief executive officer of Ratcliff Construction Company, a company primarily engaged in the design and construction of industrial, commercial and governmental facilities, for more than five years. Mr. Ratcliff, who is 59 years old, has been a director of Cleco since 1993 and is a member of the Audit Committee. He is also a director of Hibernia Corporation and Hibernia National Bank.

     - William H. Walker, Jr. is president and a director of Howard Weil, a division of Legg Mason Wood Walker, Inc., an investment banking firm, and has served in such positions for more than five years. Mr. Walker, who is 56 years old, has been a director of Cleco since 1996 and is a member of the Compensation Committee, the Executive Committee and the Nominating/Governance Committee.

CLASS III DIRECTORS (TERMS OF OFFICE EXPIRE IN 2003)

     - J. Patrick Garrett, who is retired, was employed by Windsor Food Company Ltd., a privately held company engaged in the food processing business, where he served as president and chief executive officer from 1995 until 1999. Prior to that time, he had been engaged in the practice of law for more than five years as a member of the law firm of Baker Botts L.L.P. Mr. Garrett, who is 58 years old, has been a director of Cleco since 1981 and is chairman of the Compensation Committee and a member of the Executive Committee and the Nominating/Governance Committee.

     - F. Ben James, Jr. has been president of James Investments, Inc., a company primarily engaged in real estate development and international marketing, for more than five years. Mr. James, who is 66 years old, has been a director of Cleco since 1986 and is chairman of the Audit Committee and a member of the Executive Committee and the Nominating/Governance Committee.

     - Elton R. King has been president and chief executive officer of and a director of Visual Networks, Inc. since June 2001. Mr. King retired from BellSouth Telecommunications Inc. in 1999, where he had been employed for more than five years, serving most recently as the president of its network and carrier services group. Mr. King, who is 55 years old, has been a director of Cleco since 1999 and is a member of the Compensation Committee. He is also a director of Hibernia Corporation and Hibernia National Bank.

CLASS I DIRECTORS (TERMS OF OFFICE EXPIRE IN 2004)

     - Sherian G. Cadoria has served as president of Cadoria Speaker and Consultancy Service for more than five years. She retired in 1990 as Brigadier General of the United States Army after a 29-year military career. Ms. Cadoria, who is 62 years old, has been a director of Cleco since 1993 and is a member of the Compensation Committee.

     - Richard B. Crowell has been engaged in the practice of law for more than five years as a member of the law firm of Crowell & Owens. Mr. Crowell, who is 63 years old, has been a director of Cleco since 1997 and is a member of the Audit Committee. He is also a director of Whitney Holding Corporation and Whitney National Bank.

     - David M. Eppler has served as chief executive officer of Cleco since 2000, as president since 1999 and as a director since 1998; he had served as chief operating officer from 1997 until 2000, as executive vice president from 1997 until 1999, as vice president of power supply and energy transmission from 1995 to 1997 and as vice president of finance and chief financial officer from 1993 to 1995. Prior to that time, Mr. Eppler had served as vice president of finance and rates and as treasurer. Mr. Eppler, who is 51 years old, joined Cleco in 1981. Mr. Eppler is a member of the Executive Committee.

ORGANIZATION OF THE BOARD OF DIRECTORS

     Cleco's board of directors has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating/Governance Committee. The members of those committees are identified, as appropriate, under "Class II Directors," "Class III Directors" and "Class I Directors" above.

     The Audit Committee recommends to Cleco's board of directors the appointment of the independent auditors of Cleco, reviews the scope of audits, reviews and recommends to Cleco's board of directors financial reporting and accounting practices and reviews Cleco's procedures for internal auditing and the adequacy of the system of internal accounting controls of Cleco. The Audit Committee held three meetings during 2001.

     The Compensation Committee approves, or in some cases recommends to Cleco's board of directors, remuneration arrangements and compensation plans involving Cleco's officers and employees and administers the granting of restricted stock and other awards to eligible employees under the long-term incentive plan and the annual incentive compensation program. The Compensation Committee held four meetings in 2001.

     In January 2001, the Cleco board of directors approved the formation of the Nominating Committee, the function of which was to consider and make recommendations to the board of directors with respect to the size and composition of the board of directors and with respect to potential candidates for membership on the board. The board of directors appointed Mr. Martin as chairman of the committee and Mr. James, Mr. Walker and Mr. Edward M. Simmons (who retired from Cleco's board of directors in April 2001) as other members of the committee. The Nominating Committee held one meeting in 2001. Mr. Garrett replaced Mr. Simmons on the Nominating Committee upon Mr. Simmons' retirement from the board of directors.

     In January 2002, the Cleco board of directors adopted a set of Corporate Governance Guidelines and redesignated the Nominating Committee as the Nominating/Governance Committee. The board of directors took these initiatives as part of its periodic review of trends in corporate governance to ensure that it is providing effective governance over the affairs of Cleco. The Nominating/Governance Committee considers and makes recommendations to the board of directors with respect to the size and composition of the board, potential candidates for membership on the board, compensation of directors, the structure and operation of the board and changes to the Corporate Governance Guidelines. The board of directors appointed Mr. Martin as chairman of the Nominating/Governance Committee and Mr. Garrett, Mr. James and Mr. Walker as the other members of the committee. All members of the Nominating/ Governance Committee are non-employee directors.

     The Corporate Governance Guidelines are included in this proxy statement as Appendix B. The Nominating/Governance Committee and the board of directors will continue to assess the appropriateness and efficacy of the guidelines, and it is likely that changes to the guidelines will be considered from time to time.

     Cleco's board of directors held four regular meetings and five special meetings during 2001. At intervals between formal meetings, members of Cleco's board of directors hold informal telephone conference meetings, are provided with written reports regarding the operations of Cleco and also are consulted informally from time to time with respect to pending business. During 2001, all directors attended at least 75% of the total number of meetings of Cleco's board of directors and of the committees of Cleco's board of directors on which such directors served, except for Mr. Marks, who attended four of the six board and committee meetings held during the period in which he served as a director in 2001.

     During 2001, all members of Cleco's board of directors served as members of the board of managers of Cleco Power LLC, Cleco's utility affiliate. Also during 2001, members of Cleco's board of directors attended, on a voluntary, rotational basis, the board of managers' meetings of certain other Cleco affiliates at which Cleco's board members received information about the respective affiliates' operations but did not vote or act in any official capacity.

COMPENSATION OF THE BOARD OF DIRECTORS

     Directors who are Cleco employees receive no additional compensation for serving as a director. In 2001, compensation for non-employee directors included annual retainer and meeting fees, stock options, restricted stock awards, retirement plan and insurance benefits. During 2001, a periodic review of compensation for non-employee directors was performed. Based on the review, compensation was modified to increase the portion that is awarded in the form of incentives related to Cleco common stock, to cease the accrual of benefits under the director retirement plan, and to increase retainer and meeting fees, all in accordance with the board's review of peer group practices.

     During 2001, each non-employee director received an annual retainer of $18,000, an additional annual fee of $3,000 if the director was a chairman of a committee, $800 for each day in attendance at a board or committee meeting or board meeting of a Cleco affiliate and $400 for each telephone conference meeting of the board or a committee. Beginning in 2002, some of these fees increased. Each non-employee director will receive an annual retainer of $20,000, an additional annual fee of $3,000 if the director is a chairman of a committee, $1,000 for in-person meeting attendance and $500 for telephone conference meeting attendance. Annual retainer and meeting fees are paid, at the election of each director, in the form of cash, Cleco common stock or a combination of both cash and stock. Cleco reimburses directors for travel and related expenses incurred for attending meetings of Cleco's board of directors, board committees or affiliate boards. During 2001, all non-employee directors served the entire year, except Mr. Marks and Mr. Nesbitt, who were appointed to the board in June.

     A non-employee director receives a grant of options to purchase 2,500 shares of Cleco common stock at the beginning of his or her term. Each grant is immediately exercisable, has a ten-year exercise period and an exercise price equal to the fair market value of Cleco common stock on the date of grant. If a director's initial term is less than three years, the grant is prorated. During 2001, Ms. Cadoria and Mr. Crowell each received a grant of 2,500 options, and Mr. Marks and Mr. Nesbitt each received a prorated grant of 1,667 options. Beginning in 2001, each non-employee director also received an annual grant of options to purchase 2,500 shares of Cleco common stock, subject to the same terms and conditions as the term grant. During 2001, all continuing non-employee directors received this annual grant.

     Restricted stock awards are made to each non-employee director upon his or her initial election to the board. The amount of the award is equal to the number of shares necessary to increase ownership of Cleco common stock to 1,000 shares. The purchase price is the fair market value of Cleco common stock on the date of the award. The stock cannot be sold or transferred until the shares have been paid, in full, by the application of the director's annual retainer. During 2001, no directors received such restricted stock awards.

     Beginning in 2002, all non-employee directors receive an annual restricted stock award of 250 shares of Cleco common stock. Directors are not required to provide any consideration in exchange for the award. Stock subject to the award cannot be sold or transferred for three years, measured from the date of the award.

     A non-employee director may elect to participate in a deferred compensation plan and defer the receipt of all or part of his or her fees, whether payable in cash or Cleco common stock, and option gain. Benefits are equal to the amount credited to each director's individual account based on compensation deferred plus applicable investment returns. Accounts are payable when a director ceases to serve on the board or attains a specified age. Prior to April 2002, Cleco had a retirement plan for its non-employee directors under which directors with five years of service receive, at age 65 or upon later retirement, a maximum annual benefit of $12,000. Benefits are payable for life or a period equal to the number of years of service as a director, whichever is shorter. In April 2002, benefit accruals under the retirement plan will be discontinued, the plan will be terminated and plan benefits will be distributed. Cleco also provides its non-employee directors with $200,000 of life insurance and permanent total disability coverage under a group accidental death and dismemberment plan maintained by Cleco Power LLC, a wholly owned subsidiary of Cleco.

INTERESTS OF THE BOARD OF DIRECTORS

     Mr. Crowell is a member of the law firm of Crowell & Owens, which has performed legal services for Cleco from time to time and may continue to do so in the future. Crowell & Owens performed no legal services for Cleco in 2001.

                 SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table describes the Cleco common stock and Cleco preferred stock beneficially owned by Cleco directors and nominees, the executive officers named in the Summary Compensation Table below and the directors and executive officers as a group. Shares of stock are "beneficially owned" by a person if the person directly or indirectly has or shares the power to vote or dispose of the shares, regardless of whether the person has any economic interest in the shares. A person also beneficially owns shares as to which the person has the right to acquire beneficial ownership within 60 days, as in the case of the stock options set forth under the "Options Exercisable Within 60 Days" column in the following table.

     All information in the table is as of January 31, 2002. The table is based upon information supplied by the directors and officers. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

                                                                                            AMOUNT AND NATURE
                                                                                                   OF
                                          AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP OF    BENEFICIAL OWNERSHIP
                                                          COMMON STOCK                     OF PREFERRED STOCK
                                          ---------------------------------------------   ---------------------
                                                        OPTIONS
                                                      EXERCISABLE               PERCENT     NUMBER     PERCENT
                                                       WITHIN 60                  OF          OF          OF
                                          DIRECT(1)     DAYS(2)     OTHER(3)     CLASS    SHARES(4)     CLASS
                                          ---------   -----------   ---------   -------   ----------   --------
DIRECTORS AND NOMINEES
  Sherian G. Cadoria....................     2,250      12,500              0        *           0          *
  Richard B. Crowell....................    55,395      12,500        116,988(5)      *          0          *
  J. Patrick Garrett....................    39,699      10,834              0        *           0          *
  F. Ben James, Jr. ....................    10,250      10,834              0        *           0          *
  Elton R. King.........................     4,274       8,056              0        *           0          *
  William L. Marks......................     1,250       4,167              0        *           0          *
  A. DeLoach Martin, Jr.(6).............    37,850      10,834              0        *           0          *
  Ray B. Nesbitt........................     2,250       4,167              0        *           0          *
  Robert T. Ratcliff....................     3,708       9,168              0        *           0          *
  William H. Walker, Jr. ...............    96,697       9,168              0        *           0          *

NAMED EXECUTIVE OFFICERS
  David M. Eppler(7)....................    72,301           0          6,422        *         669          *
  Darrell J. Dubroc.....................    28,310           0          3,840        *         400          *
  Mark H. Segura........................    27,160           0          3,917        *         408          *
  Samuel H. Charlton III................    17,670           0              0        *           0          *
  William G. Fontenot...................    16,781           0          6,172        *         347          *
  All directors, nominees and executive
    officers as a group (25 persons,
    including those listed above).......   566,469      92,228      1,120,324(8)   4.0%    104,102(8)   37.9%

------------

      * Less than 1% of the outstanding stock of the class.

     (1) "Direct" represents shares as to which each named individual has sole voting or dispositive power, including shares of Cleco common stock allocated under the Savings and Investment Plan and shares of common stock granted as restricted stock awards under Cleco's long-term incentive plans. Mr. Dubroc holds 1,318 common shares and Mr. Fontenot holds 1,089 common shares under the Savings and Investment Plan. Mr. Charlton holds 2,565 common shares under the Cleco Energy Savings and Investment Plan. The other executive officers included in the amount shown for all directors, nominees and executive officers as a group hold 4,628 common shares under the Savings and Investment Plan. Shares of stock awarded under Cleco's long-term incentive plans that were restricted as of January 31, 2002 were held by the persons in the table above as follows: Mr. Eppler, 37,212, Mr. Dubroc, 17,268; Mr. Segura, 16,331; Mr. Charlton, 11,105; Mr. Fontenot, 10,763; and the other executive officers included in the amount shown for all directors, nominees and executive officers as a group, 62,799.

     (2) "Options" reflects the number of shares that could be purchased by exercise of options at January 31, 2002 or within 60 days thereafter under Cleco's director compensation plans or long-term incentive plans, as the case may be.
     (3) "Other" represents the number of shares of common stock as to which the named individuals share voting and dispositive power with another person and also represents the equivalent common stock shares convertible from the preferred stock in the Savings and Investment Plan.

     (4) Represents the number of shares of Cleco preferred stock allocated under the Savings and Investment Plan that are convertible into Cleco common stock.

     (5) Includes 116,988 shares owned by members of Mr. Crowell's family and family trusts, for which beneficial ownership is disclaimed.

     (6) Mr. Martin's term as a director will cease at the 2002 annual meeting of shareholders in accordance with the retirement age provisions of Cleco's Bylaws.

     (7) Mr. Eppler is also a director of Cleco.

     (8) The Savings and Investment Plan holds Cleco preferred stock that is convertible, at any time, into shares of Cleco common stock; 99,455 shares of Cleco preferred stock, convertible into 954,771 shares of Cleco common stock (2.1% of such common stock), have not yet been allocated to accounts of participants in the plan. Executive officers of Cleco serve with other Cleco employees as the administrators of the plan and make voting decisions with respect to the unallocated shares. Such shares have been included only once in calculating the beneficial ownership of all officers and directors as a group.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth as of December 31, 2001, each person known to Cleco who is the beneficial owner of more than 5% of the outstanding shares of any class of Cleco's voting securities.

                                                                    AMOUNT AND NATURE OF     PERCENT OF
TITLE OF CLASS         NAME AND ADDRESS OF BENEFICIAL OWNER         BENEFICIAL OWNERSHIP       CLASS
--------------         ------------------------------------        -----------------------   ----------
Preferred Stock   UMB Bank, N.A.
                    Trustee of Cleco's Savings and Investment
                    Plan
                    1010 Grand Boulevard, Kansas City, MO 64106             264,391(1)          96.3%
Common Stock      T. Rowe Price Associates, Inc.
                    100 E. Pratt Street
                    Baltimore, MD 21202                                   4,456,450(2)           9.9%

     (1) Based upon information contained in Cleco's records and those of Cleco's transfer agent. The 264,391 shares are held by UMB Bank, N.A., as Trustee of the Savings and Investment Plan. The 264,391 shares are convertible into 2,538,151 shares of Cleco common stock, subject to antidilution adjustment, or approximately 5.6% of the common stock outstanding as of December 31, 2001. Participants in the Savings and Investment Plan have voting rights for shares of Cleco preferred stock allocated to their accounts. The Trustee is required to vote unallocated shares in accordance with instructions received from the plan administrator of the Savings and Investment Plan. The Trustee also holds 1,024,065 shares of Cleco common stock, which are allocated to the accounts of individual plan participants. The Trustee may vote shares of common stock allocated to a participant's account only in accordance with instructions received from the participant. The combined holdings of the Trustee under the Savings and Investment Plan, on an as-converted basis with regard to the Cleco preferred stock, are 3,562,216 shares, or 7.9%, of the outstanding shares of Cleco common stock as of December 31, 2001.

     (2) As of December 31, 2001, based solely on a Schedule 13G filed with the Securities and Exchange Commission. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the

         Securities Exchange Act of 1934, T. Rowe Price is deemed to be a beneficial owner of such securities; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Cleco's executive officers and directors, and persons who beneficially own more than 10% of a registered class of Cleco's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Cleco's equity securities. To Cleco's knowledge, based solely on review of the copies of such reports furnished to Cleco, for the fiscal year ended December 31, 2001, and except as described in the following sentence, all Section 16(a) filing requirements applicable to its executive officers, directors and greater-than-10% shareholders were satisfied. Cleco did not timely file reports on Form 3 and Form 5 for Mr. Samuel H. Charlton III, Senior Vice President--Asset Management of Cleco Midstream Resources LLC, and Mr. William G. Fontenot, Senior Vice President -- Commercial Operations of Cleco Midstream Resources LLC, who were appointed to Cleco's Policy Committee in October 2001 and who for purposes of Section 16(a) filing requirements became officers of Cleco as a result of the attendant policy-making functions performed for Cleco.

                             EXECUTIVE COMPENSATION

GENERAL

     The Summary Compensation Table below sets forth individual compensation information for the chief executive officer and the four other most highly paid executive officers of Cleco and certain affiliates for services rendered in all capacities to Cleco and its affiliates during the fiscal years ended December 31, 2001, December 31, 2000 and December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM COMPENSATION
                                                                              -----------------------
                                               ANNUAL COMPENSATION            NUMBER OF
                                      -------------------------------------   SECURITIES
                                                             OTHER ANNUAL     UNDERLYING      LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR    SALARY    BONUS(1)   COMPENSATION(2)   OPTIONS(3)   PAYOUTS(4)   COMPENSATION(5)
---------------------------    ----   --------   --------   ---------------   ----------   ----------   ---------------
David M. Eppler..............  2001   $369,232   $224,400       $25,849         50,000      $420,576        $7,197
    President and Chief        2000    308,274    208,488        20,238             --       277,329         7,190
    Executive Officer--        1999    236,923    131,808        12,198        144,000       132,165         6,776
    Cleco Corporation
Darrell J. Dubroc............  2001   $236,538   $133,152       $11,590         15,000      $162,243        $6,885
    Senior Vice President--    2000    182,885    122,670         8,837             --       146,729         6,854
    Generation Services--      1999    154,081     65,616         5,394         91,000        53,921         6,476
    Cleco Corporation
Mark H. Segura...............  2001   $210,389   $130,249       $10,619         10,000      $132,823        $6,885
    Senior Vice President--    2000    171,547    106,163         7,909             --       103,548         6,878
    Utility Operations--       1999    138,352     61,318         4,457         50,000        51,389         6,565
    Cleco Corporation
Samuel H. Charlton III.......  2001   $197,917   $ 78,178       $ 6,301          7,000      $      0        $    0
    Senior Vice President--
    Asset Management--
    Cleco Midstream
    Resources LLC
William G. Fontenot..........  2001   $197,120   $ 78,178       $ 7,365          7,000      $105,530        $5,501
    Senior Vice President--
    Commercial Operations--
    Cleco Midstream
    Resources LLC

------------

     (1) The "Bonus" column includes cash awards that are payable or have been paid to executive officers for the following:

           - An annual incentive compensation program under which participants may receive incentive compensation determined by the performance of Cleco and the individual participants;

           - Merit lump-sum payments received by certain named executive officers; and

           - Payments received under Cleco's spot award incentive plan, which rewards individual performance.

     (2) For 2001, 2000 and 1999, the "Other Annual Compensation" column includes dividends paid on restricted stock awards under Cleco's long-term incentive plans. Dividends on restricted stock are paid quarterly and at the same rate as dividends on Cleco common stock.

     (3) The number of securities reported reflects the two-for-one stock split that occurred in 2001.

     (4) Restricted stock awards granted under Cleco's long-term incentive plans are reported under the "Long-Term Incentive Plan--Awards in 2001" table below. The number and value of the aggregate restricted stock holdings at December 31, 2001, a portion of which is included in the "LTIP Payouts" column, for each of the named executive officers were as follows:

           - Mr. Eppler--29,712 shares with a value of $652,773;

           - Mr. Dubroc--13,322 shares with a value of $292,684;

           - Mr. Segura--12,206 shares with a value of $268,166;

           - Mr. Charlton--7,058 shares with a value of $155,064; and

           - Mr. Fontenot--8,466 shares with a value of $185,998.

     The "LTIP Payouts" column includes the value of restricted stock and opportunity shares granted or awarded under Cleco's long-term incentive plans that vested in the following years and the related tax gross-up amounts:

           - 2001--relating to the performance period January 1, 1998 to December 31, 2000;

           - 2000--relating to the performance period January 1, 1997 to December 31, 1999; and

           - 1999--relating to the performance period January 1, 1996 to December 31, 1998.

     (5) The "All Other Compensation" column includes the following:

       - Amounts contributed or accrued by Cleco under the Savings and Investment Plan on behalf of the named executive officers as follows:

                                                              1999     2000     2001
   Mr. Eppler..............................................  $6,400   $6,800   $6,800
   Mr. Dubroc..............................................  $6,400   $6,800   $6,800
   Mr. Segura..............................................  $6,400   $6,800   $6,800
   Mr. Charlton............................................                    $    0
   Mr. Fontenot............................................                    $5,440

       - Term life insurance premiums paid for the benefit of the named executive officers as follows:

                                                              1999     2000     2001
   Mr. Eppler..............................................  $  376   $  390   $  397
   Mr. Dubroc..............................................  $   76   $   54   $   85
   Mr. Segura..............................................  $  165   $   78   $   85
   Mr. Charlton............................................                    $    0
   Mr. Fontenot............................................                    $   61

STOCK OPTION PLANS

     Options to purchase shares of Cleco common stock are outstanding under two plans. The first is the 1990 Long-Term Incentive Compensation Plan adopted and maintained by Cleco Power LLC, a wholly owned subsidiary of Cleco. An aggregate of 1,600,000 (split-adjusted) shares of Cleco common stock was reserved for issuance under the 1990 plan. The 1990 plan expired on January 1, 2000, and no additional grants can be made. As of December 31, 2001, grants of stock options representing 862,200 shares of Cleco common stock were outstanding under the 1990 plan.

     Under the 2000 Long-Term Incentive Compensation Plan, certain officers, employees and non-employee directors of Cleco may receive restricted stock, stock options, phantom stock or stock appreciation rights, among other awards. An aggregate of 1,600,000 (split-adjusted) shares of Cleco common stock has been reserved for issuance under the 2000 plan. As of December 31, 2001, grants or awards representing 375,400 shares of Cleco common stock were outstanding.

  OPTION GRANTS

     The table below sets forth, for each of the five persons listed in the Summary Compensation Table, the following information concerning non-qualified stock options granted during 2001:

     - The number of shares of Cleco common stock underlying options granted during 2001;

     - The percent such grants represent of the total number of options granted to Cleco employees in 2001;

     - The per share exercise price and expiration date of the options; and

     - The potential realizable value of each grant of options, assuming that the market price of Cleco common stock appreciates from the date of grant to the end of the option term at a 5% and 10% compound annual rate.

     The number of shares of Cleco common stock has been adjusted to reflect the two-for-one stock split in 2001.

                              OPTION GRANTS IN 2001

                                                                                POTENTIAL REALIZABLE VALUE
                            NUMBER OF    % OF TOTAL                              AT ASSUMED ANNUAL RATES
                            SECURITIES    OPTIONS                              OF STOCK PRICE APPRECIATION
                            UNDERLYING   GRANTED TO   EXERCISE                       FOR OPTION TERM
                             OPTIONS     EMPLOYEES      PRICE     EXPIRATION   ----------------------------
NAME                        GRANTED(1)    IN 2001     ($/SHARE)      DATE         5%(2)          10%(2)
----                        ----------   ----------   ---------   ----------   ------------   -------------
David M. Eppler...........    50,000       22.6%       $22.25     07/27/2011     $699,645      $1,773,038
Darrell J. Dubroc.........    15,000        6.8%       $22.25     07/27/2011     $209,894      $  531,912
Mark H. Segura............    10,000        4.5%       $22.25     07/27/2011     $139,929      $  354,608
Samuel H. Charlton III....     7,000        3.2%       $22.25     07/27/2011     $ 97,950      $  248,225
William G. Fontenot.......     7,000        3.2%       $22.25     07/27/2011     $ 97,950      $  248,225

------------

(1) The options vest in one-third increments per year beginning on the third anniversary of the date of grant, so long as the executive remains a Cleco employee. All options immediately vest upon the occurrence of a change in control as defined in the Long-Term Incentive Plan. A "change in control" is generally deemed to have occurred in accordance with the events described in this proxy statement under Employment Agreements and Change in Control.

(2) These columns illustrate the gains that could be realized if the market price of Cleco common stock appreciates at a 5% or 10% compound annual rate. These growth rates are arbitrary rates specified by the SEC, not Cleco's predictions.

     The table below lists, for each of the persons in the Summary Compensation Table, the total number of exercisable and unexercisable options held on December 31, 2001. There were no options exercised by these persons during 2001.

                          2001 YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                        OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                   DECEMBER 31, 2001(1)          DECEMBER 31, 2001(2)
                                                ---------------------------   ---------------------------
NAME                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                            -----------   -------------   -----------   -------------
David M. Eppler...............................       0           194,000           0          $331,080
Darrell J. Dubroc.............................       0           106,000           0          $191,492
Mark H. Segura................................       0            69,400           0          $134,440
Samuel H. Charlton III........................       0            43,000           0          $ 42,530
William G. Fontenot...........................       0            66,000           0          $132,103

------------

(1) The number of securities has been adjusted to reflect the two-for-one stock split that occurred in 2001. The options are subject to a vesting schedule and ordinarily expire ten years from the date of grant.

(2) The closing price of Cleco common stock at December 31, 2001 was $21.97.

LONG-TERM INCENTIVE PLAN

     The following table describes restricted stock grants made under the 2000 Long-Term Incentive Compensation Plan. The number of shares of Cleco common stock has been adjusted to reflect the two-for-one stock split that occurred in 2001.

     Restricted stock grants are made in a target amount that is subject to forfeiture, in whole or in part, if specified performance goals are not attained during a designated three-year performance cycle. The number of shares granted is listed in the "Number of Shares" column. During the performance cycle, the recipient of the grant is the record owner of these securities and, as such, is entitled to vote the shares and receive dividends. The recipient cannot sell, pledge or otherwise transfer the shares during the cycle, except as provided for in the 2000 plan. Restricted stock is awarded at the end of the performance cycle but is subject to an additional three-year holding period before it can be sold or otherwise transferred.

     The amounts listed in the "Number of Threshold Shares" column represent the restricted stock grants that will vest if only the threshold goals are attained during the performance cycle. The amounts listed in the "Number of Target Shares" column represent the restricted stock grants that will vest if the target levels of performance goals are attained during the performance cycle. No portion of the restricted stock grants will vest if comparative shareholder return (defined as the Cleco common stock price appreciation plus dividends paid during the performance cycle) is less than the pre-established performance level of the 40th percentile. Once the performance level is determined, the vesting schedule for restricted stock grants is as follows:

     - No awards will vest if Cleco's performance on growth in net income and return on investment is less than 75% of plan.

     - Threshold performance on both factors provides a 30% award payout.

     - Target performance on both factors at 100% of plan provides 100% award payout.

Restricted stock vesting for performance above the threshold level and below the target level is prorated.

     The amounts listed under the "Number of Maximum Shares" column represent the number of performance-based restricted stock grants that vest at the target level and the number of performance-based "opportunity shares" that will vest between the target and maximum levels established by the Compensation Committee. Opportunity shares are phantom shares that are awarded in connection with a restricted stock grant. The award of phantom shares does not entitle the recipient to the rights of a shareholder until the issuance of Cleco common stock at the end of the performance cycle. The phantom shares vest based on performance above target levels for growth in net income and return on investment. The vesting or payout schedule for the "opportunity shares" included in this column, based on Cleco's performance on growth in net income and return on investment, is as follows:

     - No awards of "opportunity shares" vest if Cleco's performance is at or below 100% of plan for growth in net income and return on investment.

     - Maximum performance provides 100% "opportunity shares" award payout, which is equal to 100% of the number of target shares of restricted stock, at 125% of plan for growth in net income and 130% of plan for return on investment.

The number of phantom or opportunity shares vested for performance above the target level and below the maximum level is prorated. Cleco common stock issued in satisfaction of an opportunity share is subject to a three-year holding period.

                    LONG-TERM INCENTIVE PLAN--AWARDS IN 2001

                                                                      ESTIMATED FUTURE PAYOUTS
                                                                  ---------------------------------
                                              PERFORMANCE OR      NUMBER OF   NUMBER OF   NUMBER OF
                               NUMBER OF    OTHER PERIOD UNTIL    THRESHOLD    TARGET      MAXIMUM
NAME                            SHARES     MATURATION OR PAYOUT    SHARES      SHARES      SHARES
----                           ---------   --------------------   ---------   ---------   ---------
David M. Eppler..............   10,086     1/1/2001-12/31/2003      3,026      10,086      20,172
Darrell J. Dubroc............    5,072     1/1/2001-12/31/2003      1,522       5,072      10,144
Mark H. Segura...............    4,544     1/1/2001-12/31/2003      1,364       4,544       9,088
Samuel H. Charlton III.......    3,074     1/1/2001-12/31/2003        923       3,074       6,148
William G. Fontenot..........    3,074     1/1/2001-12/31/2003        923       3,074       6,148

RETIREMENT PLANS

     Cleco's executive officers are participants in the Savings and Investment Plan, the Pension Plan and a Supplemental Executive Retirement Plan, or SERP, all of which are maintained by Cleco Power LLC. Contributions made in 2001 to the Savings and Investment Plan for the benefit of the named executive officers are listed in the Summary Compensation Table.

  PENSION PLAN

     The Pension Plan generally covers employees of Cleco who have attained age 21 and completed one year of service. The monthly benefit payable under the Pension Plan at the normal retirement age of 65 is an amount determined with reference to a participant's "compensation base" and years of service (not to exceed 35 years) at termination of employment. A participant's "compensation base" is calculated by averaging compensation paid during the highest successive five completed calendar years during the ten years prior to termination of employment. Compensation is determined taking into account the salaries and bonuses reflected in the "Salary" and "Bonus" columns of the Summary Compensation Table. However, the compensation that may be taken into account under the Pension Plan is subject to an annual limit under the Internal Revenue Code (the "Code"), which in 2001 was $170,000. Benefits under the Pension Plan are fully vested upon the completion of five years of service. The maximum annual benefit payable under the Pension Plan for employees who retire in 2002 is the lesser of $140,000, a limitation imposed by the Code, or 100% of "average compensation," as defined in the Code. Payments from the Pension Plan are not reduced for Social Security benefits.

     As of December 31, 2001, the following individuals had the following years of service credited under the Pension Plan:

  -  Mr. Eppler                               20 years
  -  Mr. Dubroc                               16 years
  -  Mr. Segura                               17 years
  -  Mr. Charlton                              3 years
  -  Mr. Fontenot                             15 years

  SERP

     Cleco Power LLC maintains a supplemental executive retirement plan, or SERP, for the benefit of key executives of Cleco and its affiliates when designated by the Compensation Committee. The SERP benefit is a percentage of each participant's eligible compensation, reduced by any amount payable from the Pension Plan. Under the SERP, eligible compensation is based upon the sum of the highest annual salary paid during the five years prior to termination of employment and the average of the three highest annual incentive compensation program awards paid to the participant during the preceding five years.

     As of December 31, 2001, the chief executive officer and the four most highly compensated executive officers of Cleco participated in the SERP. Some of these amounts are reflected in the "Salary" and "Bonus" columns of the Summary Compensation Table. The following table illustrates the combined estimated annual benefit payable from both the Pension Plan and the SERP at age 65 to persons at specified compensation levels. Benefits are computed on a joint and 100% survivor annuity basis.

                                      YEARS OF SERVICE AT RETIREMENT
                           ----------------------------------------------------
FINAL TOTAL COMPENSATION      15         20         25         30         35
------------------------   --------   --------   --------   --------   --------
        $125,000           $ 81,250   $ 81,250   $ 81,250   $ 81,250   $ 81,250
         150,000             97,500     97,500     97,500     97,500     97,500
         175,000            113,750    113,750    113,750    113,750    113,750
         200,000            130,000    130,000    130,000    130,000    130,000
         225,000            146,250    146,250    146,250    146,250    146,250
         250,000            162,500    162,500    162,500    162,500    162,500
         300,000            195,000    195,000    195,000    195,000    195,000
         400,000            260,000    260,000    260,000    260,000    260,000
         450,000            292,500    292,500    292,500    292,500    292,500
         500,000            325,000    325,000    325,000    325,000    325,000

  OTHER

     Mr. Eppler, Mr. Dubroc, Mr. Segura, Mr. Charlton and Mr. Fontenot may elect to participate in a deferred compensation plan and defer the receipt of all or part of salary, bonus and option gain. Benefits are equal to the amount credited to each executive's individual account based on compensation deferred plus applicable investment returns and are generally payable when an executive retires or attains a specified age.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL

     Cleco has executive employment agreements with Mr. Eppler, Mr. Dubroc, Mr. Segura, Mr. Charlton and Mr. Fontenot and other executive officers and general managers of Cleco. Each agreement provides generally for the payment of a minimum annual salary, participation in all Cleco benefit plans and programs applicable to Cleco's executive officers and reimbursement of employment-related expenses incurred during the term of employment. Under the agreements, the 2002 base salaries for the individuals named in the Summary Compensation Table are as follows:

-  Mr. Eppler                            $415,000
-  Mr. Dubroc                            $260,000
-  Mr. Segura                            $250,000
-  Mr. Charlton                          $218,000
-  Mr. Fontenot                          $218,000

Each agreement provides for an initial three-year term that renews annually for one additional year, unless either Cleco or the executive officer gives notice prior to renewal that such officer's term of employment will not be extended. The agreements also generally require the executives not to disclose confidential information related to Cleco and, for a period of one year after termination, not to hire Cleco officers, employees or agents, or solicit or divert any customer or supplier of Cleco.

  SEVERANCE PAYMENTS

     No severance is payable if Cleco terminates an executive for cause or the executive terminates other than on account of a constructive termination (generally, a material reduction in base compensation, authority or duties). If the executive terminates on account of death or disability, he or she is entitled to a prorated bonus for the year of termination. If Cleco terminates the executive, without cause, or the executive terminates on account of a constructive termination, he or she is entitled to the following:

(a) payment of at least 100% of his or her annual base compensation, (b) payment of an incentive bonus payable in the target amount for the year of termination,
(c) full vesting of service requirements under the SERP, (d) continued group medical coverage paid for by Cleco for up to 18 months after such termination, and (e) payment of certain relocation benefits. Lesser severance benefits are payable to other executive officers and managers.

  CHANGE IN CONTROL

     If a change in control occurs and Cleco terminates the executive's employment without cause or the executive terminates his or her employment for good reason, either within 60 days before or 36 months after such change, the executive will receive change in control benefits in lieu of any severance obligation otherwise payable under the agreement. The term "change in control" is defined in the 2000 Long-Term Incentive Compensation Plan and generally includes the following events:

     - Any person or group becomes the direct or indirect beneficial owner of 20% or more of Cleco's outstanding voting securities;

     - The majority of Cleco's board changes during a 24-month period;

     - As a result of a merger or consolidation, less than 80% of the surviving corporation's outstanding voting securities are owned by former Cleco shareholders (excluding the affiliates of any party to the transaction);

     - Cleco sells, leases or otherwise disposes of all or substantially all of its assets;

     - Cleco's shareholders approve a plan of dissolution or liquidation;

     - Cleco sells, leases or otherwise disposes of all or substantially all of its interest in Cleco Power LLC; or

     - Certain other significant events that Cleco would be required to report in a proxy statement.

     The change in control benefits provided under the agreement consist of: (a) an amount equal to three times the executive's annual base compensation plus target incentive, (b) accelerated vesting, lapse of restrictions and all performance objectives are deemed satisfied as to any outstanding grants or awards made to the executive under Cleco's long-term incentive plans, (c) full vesting of service requirements under the SERP and a minimum benefit, (d) an amount equal to Cleco's maximum matching contribution obligation under the Savings and Investment Plan for a three-year period, (e) continued group medical coverage paid for by Cleco for up to three years or until similar coverage is obtained, and (f) certain relocation benefits.

     In the event of a change in control, payments (for item (a) above) under the agreements for the individuals named in the Summary Compensation Table, using the base annual compensation and target incentive for 2002, will be approximately as follows:

-  Mr. Eppler                          $1,992,000
-  Mr. Dubroc                          $1,170,000
-  Mr. Segura                          $1,125,000
-  Mr. Charlton                        $  915,600
-  Mr. Fontenot                        $  915,600

Lesser change in control benefits are provided to other executive officers and managers.

  BUSINESS TRANSACTION

     If the executive's employment with Cleco and its affiliates is involuntarily terminated on account of a business transaction, other than for cause, the executive is entitled to the following: (a) payment of at least 100% of his or her annual base compensation, (b) an incentive bonus payable in the target amount for the year of termination, (c) accelerated vesting, lapse of restrictions and all performance objectives are deemed satisfied as to any outstanding grants or awards made to the executive under Cleco's long-term incentive plans, (d) full vesting of service requirements under the SERP and a minimum benefit, (e) continued group medical coverage, and (f) relocation benefits. A business transaction is defined as the sale of the stock or equity interests of an affiliate of Cleco or the sale, lease or other disposition of all or a substantial portion of the assets of an affiliate of Cleco other than a transaction that constitutes a change in control.

  TAX PAYMENT

     Payments to Mr. Eppler, Mr. Dubroc, Mr. Segura, Mr. Charlton and Mr. Fontenot in connection with a change in control or business transaction will be increased, to the extent necessary, to offset the effects of any golden parachute excise taxes payable with respect to such payments. The agreements for other executive officers and managers provide similar benefits or that benefits will be cut back in an amount sufficient to avoid applicable excise taxes.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee has prepared its report of 2001 executive compensation. The committee, composed entirely of directors who are not current or former officers or employees of Cleco, is responsible for implementing or making recommendations to the board of directors with respect to Cleco's officer compensation programs. The committee has retained the services of executive compensation consultants to provide professional assistance, data and advice regarding pay practices at Cleco. This report describes the basis on which such 2001 compensation determinations or recommendations were made by the committee with respect to Cleco's executive officers and provides specific information regarding compensation of Cleco's executive officers as a group. Cleco's chief executive officer and the four other most highly compensated executive officers are sometimes referred to as the "Named Executives."

     Section 162(m) of the Code limits to $1,000,000 in a taxable year the deduction Cleco may claim for compensation paid to an executive officer, unless certain performance-based requirements are met. Cleco has reviewed this provision and does not anticipate any payment of compensation in the near term in excess of that which is deductible under Section 162(m). Under the Cleco Corporation 2000 Long-Term Incentive Compensation Plan, which was presented to Cleco shareholders and approved at the 2000 annual meeting, the committee has the discretion to determine whether to make grants or awards contingent upon the achievement of objective performance goals necessary to qualify as performance-based compensation under Section 162(m).

  COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVE OF EXECUTIVE COMPENSATION
  PROGRAMS

     Cleco seeks to ensure that executive compensation is directly linked to corporate performance and increased shareholder value and is comparable with pay practices in the industry. Each year, the committee, in making compensation decisions and recommendations, and the board of directors, in approving base salaries, reviews Cleco's performance and compares such performance to specified internal and external performance standards. The following guidelines are used by the committee to make compensation decisions and recommendations:

     - Provide variable compensation opportunities that are linked to the financial performance of Cleco and that align executive compensation with the interests of shareholders.

     - Provide incentives to increase corporate performance and shareholder value relative to that of other electric utilities and energy services companies.

     - Establish executive officer base pay levels somewhat below the competitive market, while providing incentive awards above the market when designated performance objectives are achieved.

     - Provide a competitive total compensation package that is "at-risk" driven and enables Cleco to attract and retain key executives.

  COMPENSATION PROGRAM COMPONENTS

     The compensation program for executive officers is currently comprised of base salary, annual performance-related incentives, performance-based awards of restricted stock and related "opportunity shares" and grants of stock options. The awards of performance-based restricted stock, related "opportunity shares" and grants of stock options are made under Cleco's long-term incentive compensation plans. The compensation programs for Cleco's executive officers are further explained below.

  BASE SALARIES

     Base pay levels are recommended by the committee and are largely determined through comparisons with those of peer diversified energy services companies, other investor owned utilities and/or a blend of general industry and utilities. These individual position comparisons are based on the responsibilities of the specific executive and the appropriate competitive market comparison. Actual salaries are based on individual performance contributions within an overall salary and total compensation administration program. While the actual relationship may vary from year to year, it is Cleco's policy to set base pay levels for Cleco's executive officers, including the Named Executives, somewhat below the average of the competitive market. Including 2001 base salary increases, actual base pay levels for Cleco's executive officers, including the Named Executives, are consistent with this policy. Increases in base salaries for 2001 for continuing executive officers were recommended by the committee and approved by the board of directors in January 2001. In January 2001, the Named Executives, other than the chief executive officer, received pay increases that averaged 19.1%. These adjustments reflected both increases in responsibilities and an assessment of individual contributions, as well as increases in the competitive market.

  ANNUAL INCENTIVE COMPENSATION

     Cleco's executive officers are eligible to participate in an annual incentive compensation program, the objectives of which are to deliver competitive levels of compensation for the attainment of short-term financial objectives Cleco believes contribute to shareholder value over time and to reinforce behavior that contributes to consistent growth of the enterprise. The committee establishes total target annual bonus levels based on 50th percentile bonus levels at other companies of similar size and complexity depending on the defined competitive compensation market for the specific executive position. Many of the utility/ energy services companies utilized in the competitive analysis are included in the Edison Electric Institute Index (found on page 24 of this proxy statement). In addition, other energy services companies used for comparison purposes include Oklahoma Gas & Electric and Florida Public Utilities Co. Together with the Edison Electric Institute Index, these companies are referred to in this report as the "selected peer group companies." Targeted awards for Cleco's corporate officers under this program range from 18% to 50% of base salary. Awards are paid in the first quarter of the year following the year for which the award is earned. The amounts of actual awards are further subject to the discretion of the committee, within established program guidelines. For example, the committee has the ability to make adjustments to reflect extraordinary items of income or expense. Awards are based on both corporate and business unit performance. Corporate performance awards range from 60% to 100% of total target bonus levels and are based on earnings-per-share goals and Cleco's return on average equity in relation to that of companies in the selected peer group. Based on actual results, awards from 0% to 150% of corporate target incentive levels may be made.

     For awards based on 2001 performance, the primary earnings per share target was $1.50. Cleco's return on average equity target was the 50th to 59th percentile of the selected peer group companies. Cleco's actual 2001 return on equity performance was in the 50th to 59th percentile of the selected peer group companies, and its primary earnings per share in 2001 was $1.52. Based on this corporate performance, the committee approved awards for 2001 at 108.8% of corporate target annual bonus levels. Business unit performance awards ranged from 0% to 40% of total target bonus levels and were based on various goals, depending upon the responsibilities of the executive. Based on actual results, awards from 0% to 250% of business unit target incentive levels may be made. On a combined corporate and business unit basis, total annual incentive awards for executive officers ranged from approximately 108.8% to 121.2% of target.

  LONG-TERM INCENTIVE COMPENSATION PLAN

     The committee supports increased stock ownership by Cleco's key executives and favors awards to key executives of stock and/or cash based on Cleco's stock price appreciation and other measures of performance. The basis for such position is the committee's belief that Cleco benefits by providing those persons who have substantial responsibility for the management and growth of Cleco with additional incentives. Thus, under the long-term incentive plan, executive officers may be eligible to receive performance-based grants of restricted stock, related "opportunity shares," restricted unit grant awards, related "opportunity units," stock options and stock appreciation rights, giving them the right to receive or purchase shares of Cleco common stock under specified circumstances or to receive cash awards based on Cleco's stock price appreciation or the achievement of pre-established long-term performance goals. The committee believes that such programs are also important as a means of retaining senior management over the long term. The number of shares of Cleco common stock and other awards granted to executive officers under the long-term incentive plan is based on competitive compensation practices of companies in the defined market for the specific executive.

     Grants and awards of restricted stock as well as related "opportunity shares" under the long-term incentive plan were made to all named executive officers in 2001. Awards actually earned are based on Cleco's performance during a three-year performance cycle compared to the selected peer group companies over the same period. For the three-year performance cycle, which ended December 31, 2001, Cleco's total return to shareholders placed it at the 86th percentile compared to the selected peer group companies. As a result, the actual awards were made above the target level in order to reflect Cleco's relative performance. Provisions of the long-term restricted stock grants program require an additional three-year holding period following vesting before any shares may be sold. With the three-year performance cycle beginning January 1, 1999, the long-term incentive plan was modified to incorporate strategic plan performance measures. These measures included compound growth in net income and return on investment over the performance period, as well as peer group comparative total shareholder return for the three-year cycle.

     During 2001, all Named Executives and other key executives received grants of nonqualified stock options made under Cleco's long-term incentive plan. The exercise price of the options is the fair market value of Cleco common stock on the date of grant. The options vest in one-third increments per year beginning on the third anniversary of the date of grant, so long as the executive remains a Cleco employee.

  OTHER EXECUTIVE COMPENSATION PLANS

     Cleco also provides executive officers with certain executive benefits, such as a supplemental retirement plan, a deferred compensation plan and employment agreements. The committee considers each of these programs to be reasonably competitive and appropriate for Cleco's executive officers.

  2001 COMPENSATION FOR THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     The committee believes that the role of the chief executive officer is particularly important in reaching corporate goals and accomplishing organizational objectives. As such, for 2001, the committee made the following recommendations or determinations regarding the compensation for Mr. Eppler:

     - Base Salary--Mr. Eppler is president and chief executive officer. His base salary was increased in January 2001 from $325,000 to $375,000, an increase of 15%. The amount of this increase was based on the continued performance of Mr. Eppler as evaluated by the committee. Even with this adjustment, his base pay is significantly below peers in the industry.

     - Annual Incentive--Mr. Eppler was eligible to participate in 2001 in Cleco's annual incentive compensation program discussed above. The chief executive officer's 2001 target award was 55% of his base salary. His actual award for 2001 was 108.8% of target, or 60% of his base salary.

     - Long-Term Incentive Plan--Grants and awards were made to Mr. Eppler under the long-term incentive plan during 2001. The number of shares of stock and other awards granted to the chief executive officer under the long-term incentive plan are based on competitive practices within the defined competitive market for the position. Administration is consistent with the provisions of the plan as described above in "Long-Term Incentive Compensation Plan." For the three-year performance cycle ended December 31, 2001, the chief executive officer's award was 161% of the target, or 11,180 shares. In addition, Mr. Eppler received a grant of nonqualified stock options to purchase 50,000 shares of Cleco common stock. The exercise price of the options is $22.25, the fair market value of Cleco common stock on the date of grant. The options vest in one-third increments per year beginning on the date of grant, so long as Mr. Eppler remains a Cleco employee.

  SUMMARY

     The committee believes that base pay levels and increases and performance-based awards are reasonable and competitive with the compensation programs provided to officers and other executives by other companies of similar size and complexity to Cleco. The committee believes further that the degree of performance sensitivity in the annual incentive program continues to be reasonable, yielding awards that are directly linked to the annual financial and operational results of Cleco. The long-term incentive compensation plan provides, in the view of the committee, financial opportunities to participants and retention features for Cleco that are consistent with the relative returns that are generated on behalf of Cleco's shareholders.

  THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF CLECO CORPORATION

     J. Patrick Garrett, Chairman
     Brig. General Sherian G. Cadoria (U.S. Army Retired)
     Elton R. King
     William L. Marks
     William H. Walker, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the board of directors are set forth above. There are no matters relating to interlocks or insider participation that Cleco is required to report.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the board of directors is composed of five directors who are independent directors as defined under the rules of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the board of directors in April 2000, a copy of which was attached as an appendix to Cleco's proxy statement relating to its 2001 annual meeting of shareholders.

     Management has the responsibility for the preparation of Cleco's financial statements, and PricewaterhouseCoopers LLP (the "Independent Auditors") has the responsibility for the audit of those statements. The Audit Committee recommends to Cleco's board of directors the appointment of Cleco's independent auditors, reviews the scope of audits, reviews and recommends to the board of directors financial reporting and accounting practices and reviews Cleco's procedures for internal auditing and the adequacy of the systems of internal controls of Cleco.

     The Audit Committee held three meetings during 2001. The meetings were designed to facilitate and encourage private communication between the Audit Committee and Cleco's internal auditors and Cleco's Independent Auditors.

     During these meetings, the Audit Committee reviewed and discussed the audited financial statements with management of Cleco and the Independent Auditors. The discussions with the Independent Auditors included the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee received the written disclosures and the letter regarding independence from the Independent Auditors as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed this information regarding PricewaterhouseCoopers' independence with PricewaterhouseCoopers LLP.

     Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

  THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF CLECO CORPORATION

     F. Ben James, Jr., Chairman
     Richard B. Crowell
     A. DeLoach Martin, Jr.
     Ray B. Nesbitt
     Robert T. Ratcliff

PERFORMANCE GRAPH

     The following performance graph compares the performance of Cleco common stock to the S&P 500 Index and to the Edison Electric Institute Index, which includes Cleco, for Cleco's last five fiscal years. The graph assumes that the value of the investment in Cleco common stock and each index was $100 at December 31, 1996 and that all dividends were reinvested.

                               PERFORMANCE GRAPH

                              (PERFORMANCE GRAPH)

                                                                 DECEMBER 31,
                                           ---------------------------------------------------------
                                            1996      1997      1998      1999      2000      2001
                                           -------   -------   -------   -------   -------   -------
Cleco....................................  $100.00   $124.30   $138.59   $136.38   $243.43   $203.27
S&P 500 Index............................  $100.00   $131.01   $165.95   $198.35   $178.24   $154.99
EEI Index(1).............................  $100.00   $127.37   $145.06   $118.08   $174.72   $159.37

------------
(1) As of December 31, 2001, the Edison Electric Institute Index was comprised of: Allegheny Energy, Inc.; ALLETE, Inc. (incorporated as Minnesota Power, Inc., formerly known as Minnesota Power & Light Co.); Alliant Energy Corporation; Ameren Corporation; American Electric Power Company, Inc.; Avista Corporation; Black Hills Power, Inc. (formerly Black Hills Corporation); Central Vermont Public Service Corporation; CH Energy Group, Inc. (new holding company for Central Hudson Gas & Electric Corporation); Cinergy Corp.; Cleco Corporation; CMS Energy Corporation; Conectiv; Consolidated Edison, Inc. (new holding company for Consolidated Edison Company of New York, Inc.); Constellation Energy Group, Inc.; Dominion Resources, Inc.; DPL, Inc.; DQE, Inc.; DTE Energy Company; Duke Energy Corporation; Edison International; El Paso Electric Company; The Empire District Electric Company; Energy East Corporation; Entergy Corporation; Exelon Corporation (a company formed by the business combination of Unicom Corporation and Peco Energy Co.); FirstEnergy Corp.; FPL Group, Inc.; Great Plains Energy Incorporated; Green Mountain Power Corporation; Hawaiian Electric Industries, Inc.; IDACORP, Inc.; Keyspan Corporation; Madison Gas & Electric Company; Maine Public Service Company; MDU Resources Group, Inc.; Montana Power Company; Niagara Mohawk Holdings, Inc. (new holding company for Niagra Mohawk Power Corporation); NiSource Inc.; Northeast Utilities; Northwestern Corporation; NSTAR; OGE Energy Corp.; Otter Tail Corporation (formerly Otter Tail Power Company); PG &

                                             (notes continued on following page)

(notes continued)

      E Corporation; Pinnacle West Capital Corporation; PNM Resources, Inc. (new holding company for Public Service Company of New Mexico); Potomac Electric Power Company; PPL Corporation (formerly PP&L Resources Inc.); Progress Energy, Inc. (a company formed by the business combination of CP&L Energy Inc., the holding company of Carolina Power & Light Company, and Florida Progress Corporation); Public Service Enterprise Group Incorporated; Puget Energy, Inc. (new holding company for Puget Sound Energy, Inc.); Reliant Energy, Incorporated; RGS Energy Group, Inc.; Scana Corporation; Sempra Energy; Sierra Pacific Resources; The Southern Company; TECO Energy Inc.; TXU Corp.; UIL Holdings Corporation (new holding company for United Illuminating Company); UniSource Energy Corporation; Unitil Corporation; UtiliCorp United Inc.; Vectren Corporation (a company formed by the business combination of Indiana Energy, Inc. and SIGCORP, Inc.); Western Resources, Inc.; Wisconsin Energy Corporation; WPS Resources Corporation; and Xcel Energy Inc. (a company formed by the business combination of Northern States Power Co. and New Century Energies Inc.). The following companies were deleted from the Edison Electric Institute Index used in Cleco's proxy statement relating to its 2001 annual meeting of shareholders: Bangor Hydro-Elec Co. (merged with Emera Incorporated), GPU Inc. (merged with FirstEnergy Corp.), IPALCO Enterprises Inc. (acquired by AES Corporation) and Kansas City Power & Light Company (merged with Great Plains Energy Incorporated).

     PROPOSAL NUMBER 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The board of directors, upon the recommendation of the Audit Committee, has appointed PricewaterhouseCoopers LLP as independent auditors to conduct the annual audit of Cleco for the year ending December 31, 2002. The firm of PricewaterhouseCoopers LLP, or its predecessor, Coopers & Lybrand LLP, independent certified public accountants, has served as auditors of Cleco and its predecessor continuously since 1952. The persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of Cleco.

     A representative of PricewaterhouseCoopers LLP is expected to attend the annual meeting. If present, the representative will have an opportunity to make a statement during the meeting if he or she so desires and will respond to appropriate questions raised during the meeting.

     Fees billed by PricewaterhouseCoopers LLP, Cleco's independent accountants, in 2001 were as follows:

     Audit Fees--Audit fees of PricewaterhouseCoopers LLP during 2001 for the audit of Cleco's annual financial statements and the review of those financial statements included in Cleco's quarterly reports on Forms 10-Q are estimated to be $360,000 of which an aggregate amount of $166,000 has been billed to Cleco through December 31, 2001.

     Financial Information Systems Design and Implementation Fees--Aggregate fees billed to Cleco by PricewaterhouseCoopers LLP during 2001 for financial information systems design and implementation services totaled $3,196,000.

     All Other Fees--Aggregate fees billed to Cleco by PricewaterhouseCoopers LLP during 2001 for all other services totaled $634,000.

     The fees paid for financial information systems design and implementation relate to a new company-wide financial and accounting system replacement project on which PricewaterhouseCoopers' management consulting services group consulted with Cleco. The other fees relate to traditional accounting services such as employee benefit plan audits and registration statements ($118,000), tax planning and review of tax returns ($206,000) as well as consulting related to organization and program office studies ($310,000). The Audit Committee has considered the compatibility of these non-audit services with maintaining PricewaterhouseCoopers' independence.

     The board of directors has unanimously approved the appointment of PricewaterhouseCoopers LLP as independent auditors and recommends that you vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

                                 ANNUAL REPORT

     A shareholder survey card and the enclosed 2001 Annual Report to Shareholders, which contains Cleco's consolidated financial statements for the year ended December 31, 2001, accompany the proxy material being mailed to all shareholders. The shareholder survey card and the 2001 Annual Report to Shareholders are not a part of the proxy solicitation material.

                           PROPOSALS BY SHAREHOLDERS

     Any shareholder who intends to present a proposal at the 2003 annual meeting of shareholders and who requests inclusion of the proposal in Cleco's 2003 proxy statement and form of proxy in accordance with applicable Securities and Exchange Commission rules must file such proposal with Cleco no later than November 19, 2002. Proposals should be addressed to: Cleco Corporation, P.O. Box 5000, Pineville, Louisiana 71361-5000, Attn: Secretary.

     The Bylaws of Cleco also require advance notice of other proposals by shareholders to be presented at any meeting of Cleco shareholders. In the case of the 2003 annual meeting, the required notice generally must be received by the Cleco Secretary no later than December 26, 2002. In order for a matter to be properly presented at the meeting, the notice must also set forth as to each such matter of business proposed:

     - a brief description of the matter and the reasons for conducting it at the meeting;

     - your name and address;

     - the name of all other persons, if any, with whom you are acting in concert;

     - the class and number of Cleco shares you beneficially own;

     - the class and number of Cleco shares beneficially owned by all other persons, if any, with whom you are acting in concert; and

     - any material interest of yours or any person with whom you are acting in concert in the business proposed.

     If you desire to nominate a director or amend Cleco's Amended and Restated Articles of Incorporation or Bylaws at the 2003 annual meeting, the Bylaws require that you give written notice to Cleco's Secretary no later than October 27, 2002.

     The notice for nomination of a director must set forth, in addition to certain information regarding the business experience of and your relationship to your nominee:

     - the number of Cleco shares you beneficially own;

     - the names of all other persons, if any, with whom you are acting in concert; and

     - the number of Cleco shares beneficially owned by each such person.

The Nominating/Governance Committee will consider nominees for director who are recommended by shareholders in accordance with the above procedures and Cleco's Bylaws.

     The notice for amendment of Cleco's Amended and Restated Articles of Incorporation or Bylaws must be accompanied by:

     - the text of your proposed amendment;

     - evidence, reasonably satisfactory to Cleco's Secretary, of your status as a shareholder and the number of Cleco shares you beneficially own;

     - a list of the names of all other persons, if any, with whom you are acting in concert and the number of Cleco shares beneficially owned by them; and

     - an opinion of counsel, reasonably satisfactory to Cleco's board of directors, to the effect that Cleco's Amended and Restated Articles of Incorporation or Bylaws, as amended, would not conflict with Louisiana law.

     You may obtain a copy of Cleco's Bylaws, in which these procedures are set forth, upon written request to Michael P. Prudhomme, Secretary, Cleco Corporation, 2030 Donahue Ferry Road, Pineville, Louisiana 71360-5226.

                                 OTHER MATTERS

     Management does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be presented to the meeting by others. If other matters properly come before the meeting or any adjournments or postponements, the persons named in the accompanying proxy and acting thereunder intend to vote in accordance with their best judgment.

     ALL SHARES OF CLECO COMMON STOCK OR CLECO PREFERRED STOCK THAT A SHAREHOLDER OWNS, NO MATTER HOW FEW, SHOULD BE REPRESENTED AT THE ANNUAL MEETING. THE ACCOMPANYING PROXY SHOULD THEREFORE BE COMPLETED, SIGNED, DATED AND RETURNED AS SOON AS POSSIBLE.

                                            By Order of Cleco's Board of
                                            Directors,

                                            /s/ DAVID M. EPPLER

                                            David M. Eppler
                                            President, Chief Executive Officer
                                            and Director

March 19, 2002

                                                                      APPENDIX A

                     MAP OF LOCATION OF ANNUAL MEETING SITE

               (MAP OF DIRECTIONS TO LOUISIANA CONVENTION CENTER)

                                                                      APPENDIX B

                        CORPORATE GOVERNANCE GUIDELINES
                                     OF THE
                             BOARD OF DIRECTORS OF
                               CLECO CORPORATION

     These Corporate Governance Guidelines, as adopted by the Board of Directors of Cleco Corporation, are intended to complement the Corporation's Articles of Incorporation and Bylaws and are not intended to alter the intents, purposes or provisions of either. The specifications of these Guidelines may change from time to time as the Board of Directors may determine such change to be in the best interest of the Corporation and its shareholders.

                       MISSION OF THE BOARD OF DIRECTORS

     The Board of Directors of Cleco Corporation is elected by the Corporation's shareholders to serve as the shareholders' direct representatives overseeing the management and operation of the Corporation.

     The Board of Directors exercises the corporate powers of Cleco Corporation and oversees its business and affairs for the benefits of shareholders. In order to so implement these corporate powers, the Board will elect and serve as advisor and counselor to a Chief Executive Officer and the other executive officers who have the skills, experience, integrity and knowledge to successfully operate Cleco Corporation. The principal duty of the Board of Directors and Management of the Corporation is to assure the Corporation is well managed in the interests of its shareholders.

                      STRUCTURE OF THE BOARD OF DIRECTORS

     The Board of Directors shall be comprised of not less than three nor more than 13 Directors, with approximately 10 Directors being recognized as an optimal size. The Board is divided into three classes. Each of the classes will consist of approximately one-third of the total number of Directors. Each year, one of the classes of Directors will be up for election by shareholders. Each Director's term is three years unless a Director is newly elected to a class which has less than three years remaining before coming up for election, in which case the new Director's term is for the remaining time before the scheduled election of the class.

     The Board will elect Directors between Annual Meetings of Shareholders and/or nominate Directors for election by shareholders at the Annual Meetings of Shareholders. In electing and nominating Directors, the Board will select persons who possess the qualities that will contribute to the formulation and implementation of the Corporation's strategic business plan. The criteria for selecting such persons will include leadership in their occupations, accomplishments, skills, diversity, integrity and a commitment to devote the time and attention needed to discharge his or her duties to the Corporation's shareholders.

     A substantial majority of Directors shall be Independent Directors. The Board generally defines Independent Directors as those who are not employees or past employees of the Corporation or any of its affiliates, and who otherwise have no significant financial or personal ties to the Corporation or its officers other than the compensation received as Directors of the Corporation and ownership of Common or Preferred Stock of the Corporation. If any matter comes before the Board that any Independent Director has a significant personal or financial interest in, the Director shall disclose his or her interest to the Board and, at the discretion of the Board, shall not participate in the discussion of the matter nor vote on the matter.

     Generally, there shall be no more than one Corporation employee serving as a Director at any one time, that employee generally being the Chief Executive Officer. However, during a transitional succession time between Chief Executive Officers, the Board may approve of both the present Chief Executive Officer and the prospective replacement serving as Directors until the prospective succession is completed or otherwise terminated.

     The Board of Directors may or may not have a Chairperson elected at any given time. When such an office is filled by the Board, it normally will be occupied by the Chief Executive Officer, at the discretion of the Board. When there is no elected Chairperson, the Chief Executive Officer will fulfill the Chairperson's duties.

     The Board of Directors shall appoint Committees and their Chairpersons in order to facilitate certain business of the Board in a more expeditious manner than the full Board acting in concert. At present, the Board has appointed four standing Committees, those being the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating/Governance Committee. Committees shall be comprised only of Independent Directors, with the exception of the Executive Committee, on which the Chief Executive Officer will normally serve; however, such service will not be as Chairperson of the Committee. Meetings of Committees will normally have in attendance the Chief Executive Officer and such other members of Management as may be necessary in order to obtain the input on matters to be considered by the Committees except, of course, when members of the Committees desire to hold executive sessions outside of the presence of employees.

     In general terms, the respective functions of the Committees are as follows:

     Executive Committee: Exercises the powers of the Board between meetings of the full Board whenever it is not desirable or practical for the full Board to meet.

     Audit Committee: Meets and reviews with the Corporation's Management and internal and independent auditors the Corporation's accounting policies and procedures, financial reporting, adequacy of internal controls in regards to financing, accounting and ethical principles, and the scope and results of the respective audits of the internal and independent auditors. Each year, the Committee selects and recommends the Corporation's independent auditors for approval by the Board and subsequent ratification by shareholders.

     Compensation Committee: Analyzes the practices of peer companies relative to compensation matters and approves or recommends for approval by the Board the proper levels of compensation and benefits for the Corporation's officers and other key employees.

     Nominating/Governance Committee: Reviews and recommends to the Board the size and composition of the Board and its Committees; recommends compensation and benefits for Directors; recommends Board nominees for consideration of election by the Board or shareholders and subsequent reelection by shareholders; recommends nominees for Committees and Committee Chairpersons for approval by the Board; and reviews the structure and operation of the Board and recommends to the Board any changes it determines should be made to the Board and these Corporate Governance Guidelines. One of the factors to be considered in making these recommendations is the desirability and frequency of rotating memberships and/or Chairpersons of Committees.

     Any Director who is employed by an entity which has on its board an executive officer of the Corporation may not serve on the Corporation's Compensation Committee or Nominating/Governance Committee.

     Upon attainment of the age of 72, all nonemployee Directors must resign from the Board at the next succeeding Annual Meeting of Shareholders. Upon attainment of the age of 65, a Director who is an employee of the Corporation or its affiliates must resign from the Board; furthermore, any employee Director must resign immediately upon any earlier termination of employment with the Corporation.

     Any Director whose principal occupation changes significantly from the occupation held at the time of election or reelection to the Board, or whose circumstance prevents active participation on the Board, is expected to submit a letter offering to resign from the Board. The Nominating/Governance Committee shall determine the appropriateness of that individual's continuing as a Director of the Corporation, and shall make a recommendation to the Board whether to accept the resignation.

     Any Director considering an invitation to join the board of directors of another for-profit company should first notify the Chief Executive Officer prior to accepting the invitation. The Chief Executive

Officer promptly will confer with outside legal counsel to determine whether any potential conflict of interest could result from acceptance of the invitation. Final resolution of any potential conflict of interest should first be considered by the Nominating/Governance Committee and, if necessary, by the full Board.

     Members of the Corporation's Board may also be elected members of the Board of Managers of Cleco Power LLC, the Corporation's electric utility subsidiary.

     In addition, Directors also are given the opportunity to serve as Advisory Board members of the Corporation's other major subsidiaries. As members of these Advisory Boards, Directors may attend, on a voluntary basis, the meetings of the applicable subsidiaries' Boards of Managers or Directors to receive and provide information but not to vote or act in any official capacity.

     Directors are expected to own no less than 1,000 shares of Common Stock of the Corporation.

                      OPERATION OF THE BOARD OF DIRECTORS

     The Board of Directors and its Committees will meet as often as needed to properly discharge their responsibilities. Normally, five official in-person meetings of the Board will be held each year. In addition, the Board will hold seven unofficial (or, as may be needed, official) telephone conference meetings during each year with Management to discuss developments between official meetings. This schedule of in-person and telephone conference meetings will normally result in the Board meeting 12 times each year, or approximately once every 30 days, in order for the Board to receive a continuum of information regarding significant events relating to the Corporation.

     Members of the Board normally will receive from the Chief Executive Officer a comprehensive set of materials several days in advance of each meeting of the Board. These materials will pertain to significant topics to be discussed and/or acted upon at the meeting. Each member of the Board is encouraged to advise the Chief Executive Officer of any agenda items he or she would like to be placed on the agenda of Board meetings, including a request for any related materials that the member would like the Board to receive prior to the meeting. Additionally, each Director is free to address topics not on the agenda at any meeting.

     Meetings of the Board shall be conducted in a manner which encourages and ensures open communication, meaningful participation and a timely resolution of issues. At the pleasure of the Board, members of Management and other key employees may be invited by the Chief Executive Officer to attend all or portions of meetings of the Board in order to facilitate discussion and understanding of significant matters relating to the Corporation.

     At official meetings of the Board and its Committees, a quorum is needed to begin the meeting for the official conduct of business. A quorum is defined as a majority of the entire membership of the Board or, as appropriate, its Committees. A majority vote of the attending members of the Board or its Committees at any meeting at which a quorum was present to begin the meeting generally shall be the act of the Board or its Committees, respectively.

     At each official meeting of the Board, the Chairpersons of each Board Committee shall provide a report of any meetings that were held by the Committees since the last official meeting of the Board. Normally, each member of the Board will receive any preparatory materials for Committee meetings at the same time such materials are sent to Committee members, including the minutes from past meetings.

     Executive sessions of the Independent Directors will be available after each official in-person meeting of the Board in order to allow free and open discussion of matters without the presence of any employee of the Corporation. These sessions will have as their Chairpersons the most senior attending member of the Board in terms of years of service on the Board. At the discretion of the Board, parts of these sessions may include the presence of the Chief Executive Officer and other members of the Management team.

     Directors are encouraged to attend all meetings of the Board and their respective assigned Committees. It is recognized that attending all meetings is not always possible, but a minimum annual attendance of 75% of the official meetings is expected. Official in-person meetings occasionally may be attended by an individual Director via conference telephone, but this practice is not encouraged due to the difficulty of interactively communicating during the typically extended sessions.

     The Board may seek legal or other expert advice from sources independent of Management as it may determine necessary. Generally, this would be with the knowledge of the Chief Executive Officer.

     Board members will have complete access to the Corporation's Management. It is the intention of the Board that such contact with Management will be with the knowledge of the Chief Executive Officer. Members are provided the opportunity to meet with the Corporation's Management team and other employees in special on-site visits once a year.

     On a continuing basis, each member of the Board is encouraged to evaluate the effectiveness of the Board and its Committees and provide such input to the Nominating/Governance Committee. The purpose of such evaluations is to increase the effectiveness of the Board as a whole as well as its individual members. As it may determine, the Nominating/Governance Committee will discuss the results of the evaluations as they are received and will discuss any changes it may recommend with the whole Board.

     The Board will evaluate the performance of the Chief Executive Officer at least annually. This will normally be accomplished by first having the Compensation Committee evaluate the Chief Executive Officer's performance and, correspondingly, agree to any indicated adjustments to the compensation of the Chief Executive Officer. This evaluation and recommended compensation adjustments subsequently will be reported to the Independent Directors in an executive session conducted by the Chairman of the Compensation Committee, and the Independent Directors will then decide the proper course of action relative to the evaluation and recommendations. The evaluation and subsequent final decisions related to the evaluation will be discussed with the Chief Executive Officer by the Chairperson of the Compensation Committee or, if the Board so desires, in an executive session with the Independent Directors. The evaluation will be based on objective criteria which include overall performance of the Corporation relative to the one-year and five-year strategies and financial objectives, total shareholder return, the adequacy of information given to the Board relative to the business and status of the Corporation, development of the Corporation's Management team, and such other material factors as the Board may determine.

     The Chief Executive Officer will discuss annually with the Board an evaluation of each executive officer, a continuing plan for Management development measures and a Management succession plan. The Chief Executive Officer should specifically include in this discussion his or her opinion as to who would make the best replacement for the Chief Executive Officer should he or she for any reason be unable to perform the duties of the office, either temporarily or permanently. The Board reserves the right to choose the Chief Executive Officer's replacement with a person of its choosing from either inside or outside of the Corporation.

     Each year, normally at its scheduled meeting in December, the Board will receive a report from the Chief Executive Officer relative to the one-year and five-year strategies and financial objectives of the Corporation. The Board will discuss these strategies and financial objectives with the Chief Executive Officer and provide any guidance and modifications it may have. After the plans are approved by the Board, it will regularly monitor the Corporation's performance to determine the degree of success being realized and will provide guidance as it may determine.

     All Independent Directors of the Corporation shall receive compensation for service on the Board, its Committees, and related services to subsidiaries. Such compensation will be established by the Board according to reasonable industry standards. A portion of the Directors' compensation will be in the form of Common Stock. Directors who are employees of the Corporation shall receive no compensation for their service on the Board or Committees other than his or her compensation as an employee of the Corporation. All Directors shall receive reimbursement for their reasonable out-of-pocket expenses relating to service to the Board, Committees or subsidiaries.

     The Board will receive reports from the Compensation Committee regarding compensation and incentive programs for the Corporation's officers and other key employees, and from the Nominating/

Governance Committee regarding such programs for Directors. The Board will provide guidance designed to assure such compensation is reasonable and competitive according to industry standards, and to assure that such compensation enables the Corporation to attract and retain the types of individuals needed for the success of the enterprise.

     The Board recognizes that it is primarily the role of Management to represent the Corporation when communicating with the Corporation's various constituencies. It is acknowledged that members of the Board normally will speak for the Corporation only with the knowledge of the Chief Executive Officer and generally only at the request of the Chief Executive Officer.

PROXY                          CLECO CORPORATION                           PROXY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 26, 2002

The undersigned hereby appoint(s) David M. Eppler, Michael P. Prudhomme and Dilek Samil or any of them (each with full power to act alone and with power of substitution), as proxies, to represent the under-signed, and to vote upon all matters that may properly come before the meeting, including the matters described in the proxy statement furnished herewith (receipt of which is hereby acknowledged), subject to any directions indicated on the reverse side, with full power to vote all shares of capital stock of Cleco Corporation held of record by the undersigned on February 25, 2002, at the annual meeting of share-holders to be held on April 26, 2002, and any adjournment(s) or postponement(s) thereof. The following items of business will be considered at the aforesaid annual meeting:

1. To elect four Class II directors:
   01-William L. Marks, 02-Ray B. Nesbitt, 03-Robert T. Ratcliff,
   04-William H. Walker, Jr.; and

2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2002.

Instruction: Unless otherwise specified in the space provided immediately below, this proxy shall authorize the proxies named herein to cumulate all votes which the undersigned is entitled to cast at the annual meeting for, and to allocate such votes among, one or more of the nominees for director listed above as such proxies shall determine, in their sole and absolute discretion, in order to maximize the number of such nominees elected to Cleco Corporation's Board of Directors. To specify a different method of cumulative voting, write "Cumulate For" and the number of shares and the name(s) of the nominee(s) in the space provided immediately below.

--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

       PLEASE COMPLETE, SIGN, DATE AND MAIL IN THE ACCOMPANYING POSTPAID
                  ENVELOPE UNLESS YOU VOTE USING THE INTERNET.

PLEASE MARK YOUR                                                           1628
VOTES AS IN THIS
EXAMPLE.  [X]

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

THIS PROXY WILL BE VOTED AS DIRECTED BELOW ON THE PROPOSALS SET FORTH IN THE PROXY STATEMENT FOR THE MEETING:

                                         FOR            WITHHOLD AUTHORITY
                                     all nominees    to vote for all nominees

1. To elect four Class II directors.     [ ]                    [ ]
   (see reverse side)

FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):

_________________________________________________________

2. To ratify the appointment of          FOR        AGAINST   ABSTAIN
   PricewaterhouseCoopers LLP as
   independent auditors for the          [ ]          [ ]       [ ]
   year ending December 31, 2002.


3. To vote upon such other business as may properly come before the annual meeting and any adjournment(s) or postponement(s) thereof, in their discretion.


This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO SPECIFIC DIRECTIONS ARE GIVEN, YOUR SHARES WILL BE VOTED FOR EACH OF THE PROPOSALS, INCLUDING FOR THE NOMINEES LISTED ON THE REVERSE SIDE HEREOF. THE PROXIES RETAIN THE RIGHT TO CUMULATE VOTES FOR DIRECTORS UNLESS THE SPECIFIC NUMBER OF VOTES FOR DIRECTORS IS LISTED ON THE REVERSE SIDE. THE INDIVIDUALS DESIGNATED ON THE REVERSE SIDE HEREOF WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTER THAT PROPERLY MAY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF. THE UNDERSIGNED HEREBY REVOKES ALL PROXIES HERETOFORE GIVEN IN CONNECTION WITH THE 2002 ANNUAL MEETING OF SHAREHOLDERS.

                                    ____________________________________________

                                    ____________________________________________
                                     SIGNATURE(S)                     DATE

Please sign exactly as name(s) appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).

--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *



You may also vote your shares electronically through the Internet. Voting via the Internet will eliminate the need to mail voted proxy cards representing your shares. However, voting using the Internet does not allow you to cumulate votes in the election of directors. If you wish to cumulate your director votes in a specific manner, you must complete and mail in the proxy card and follow the instructions for cumulative voting on the card.

To vote using the Internet, please follow the steps below:

    o   HAVE YOUR PROXY CARD AND SOCIAL SECURITY NUMBER AVAILABLE.

    o   BE READY TO ENTER THE PIN NUMBER INDICATED ABOVE JUST BELOW THE
        PERFORATION.

    o LOG ON TO THE INTERNET AND GO TO THE WEBSITE http://www.eproxyvote.com/cnl

The Internet voting system preserves the confidentiality of your vote and will confirm your voting instructions with you. You may also change your selections on any or all of the proposals to be voted at any time until 24 hours before the Annual Meeting.

              YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

                               CLECO CORPORATION

                                   CLECO CORPORATION

                    PROXY SOLICITED ON BEHALF OF THE TRUSTEE OF THE
                CLECO CORPORATION SAVINGS AND INVESTMENT PLAN AND/OR THE
            CUSTODIAN OF THE CLECO CORPORATION EMPLOYEE STOCK PURCHASE PLAN
                FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 26, 2002

        The undersigned participant in the Cleco Corporation Savings and Investment Plan and/or the Cleco Corporation Employee Stock Purchase
 P Plan hereby appoints, as applicable, UMB Bank, N.A., trustee of the Savings and Investment Plan and/or The Bank of New York, custodian of
 R the Employee Stock Purchase Plan (each, as applicable, with full power of substitution), as proxy(ies) with respect to the number of whole and
 O fractional units representing shares of common and preferred stock (if any) allocated to the under-signed's accounts in the plan(s) as of
 X February 25, 2002, to represent the undersigned, and to vote upon all matters that may properly come before the meeting, including the matters
 Y described in the proxy state-ment furnished herewith (receipt of which is hereby acknowledged), subject to any directions indicated on the reverse side, with full power to vote (and to cumulate votes, if applicable) at the annual meeting of shareholders to be held on April 26, 2002, and any adjournment(s) or postponement(s) thereof.

        PLEASE COMPLETE, SIGN, DATE AND MAIL IN THE ACCOMPANYING POSTPAID ENVELOPE UNLESS YOU VOTE USING THE INTERNET.

--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

PLEASE MARK YOUR
VOTES AS IN THIS
EXAMPLE.  [X]

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

THIS PROXY WILL BE VOTED AS DIRECTED BELOW ON THE PROPOSALS SET FORTH IN THE PROXY STATEMENT FOR THE MEETING.
--------------------------------------------------------------------------------

                    FOR                     WITHHOLD AUTHORITY
            all nominees listed below    to vote for all nominees
            (except as marked to the           listed below
                 contrary below)

                    [ ]                            [ ]

1. To elect four Class II directors.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, CHECK THE BOX TO VOTE "FOR" ALL NOMINEES AND STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW. Common stock units allocated under either plan may be cast cumulatively for one or more directors. To cumulate votes, place the number or percentage of votes for a director below such director's name on the line provided.)

Number or percentage       01 William L. Marks   02 Ray B. Nesbitt
of votes, if cumulated:       ________________      ______________

                           03 Robert T. Ratcliff     04 William H. Walker, Jr.
                              __________________        ______________________


2. To ratify the appointment of           FOR      AGAINST     ABSTAIN
   PricewaterhouseCoopers LLP as
   independent auditors for the year      [ ]        [ ]         [ ]
   ending December 31, 2002.

3. To vote upon such other business as may properly come before the annual meeting and any adjournment(s) or postponement(s) thereof, in its or their discretion.


This proxy, when properly executed, will be voted in the manner directed herein by the undersigned participant. IF NO SPECIFIC DIRECTIONS ARE GIVEN, SHARES SUBJECT TO THIS PROXY WILL NOT BE VOTED BY THE TRUSTEE AND/OR THE CUSTODIAN,
AS APPLICABLE. THE TRUSTEE AND THE CUSTODIAN RETAIN THE RIGHT TO CUMULATE
VOTES FOR DIRECTORS UNLESS THE SPECIFIC NUMBER OF VOTES FOR DIRECTORS IS LISTED UNDER THE DIRECTOR'S NAME. THE TRUSTEE AND/OR THE CUSTODIAN, AS APPLICABLE, WILL VOTE, IN THEIR DISCRETION, ON ANY OTHER MATTER THAT PROPERLY MAY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

THE UNDERSIGNED HEREBY REVOKES ALL PROXIES HERETOFORE GIVEN IN CONNECTION WITH THE 2002 ANNUAL MEETING OF SHAREHOLDERS WITH RESPECT TO COMMON STOCK OR PREFERRED STOCK ALLOCATED TO THE UNDERSIGNED.

         Please sign exactly as your name appears in the plan records, as shown on the label above.

_____________________________________________________________________________
SIGNATURE OF PARTICIPANT                                 DATE

--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *


                                VOTE BY INTERNET

                          QUICK *** EASY *** IMMEDIATE


Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. However, voting using the Internet does not allow you to cumulate votes in the election of directors. If you wish to cumulate your director votes in a specific manner, you must complete and mail in the proxy card and follow the instructions for cumulative voting on the card.

                  THE WEB ADDRESS IS www.proxyvoting.com/cleco

            IF YOU VOTE BY INTERNET  o  DO NOT MAIL THE PROXY CARD

                              THANK YOU FOR VOTING


                                                             ___________________
                                                               CONTROL NUMBER
                                                             FOR INTERNET VOTING